Exhibit 10.7

H-Cyte, Inc.

201 E. Kennedy Blvd, Suite 700

Tampa, FL 33602

March [30], 2020

William E. Horne

c/o: H-Cyte, Inc.

201 E. Kennedy Blvd, Suite 700

Tampa, FL 33602

Re:	Amendment to Employment Agreement dated October 9, 2018

Dear George:

Reference is made to the Employment Agreement (the “Employment Agreement”), dated October 9, 2018, between you and Medovex Corp., now known as H-Cyte, Inc. (the “Company”). Capitalized terms used in this letter (this “Letter”) and not defined have the meanings given to them in the Employment Agreement.

This Letter confirms the agreement among you and the Company that the Employment Agreement is amended to reduce your Base Salary. In furtherance of the foregoing, Section 3(a) of the Employment Agreement is amended to provide that your Base Salary is reduced to $0.00 per month (i.e., $0.00 per annum); provided that on the date that the Company receives clearance from the U.S. Food and Drug Administration to commence clinical trials for its products (the “FDA Clearance Date”), your Base Salary will be increased to a total of $18,750.00 per month (i.e. $225,000.00 per annum). Any subsequent increases to your Base Salary or any additional compensation to be paid to you in connection with your employment shall be only be as you, the Company and FWHC Holdings, LLC may agree in writing after the date of this Letter. The Company will negotiate with you in good faith over the next week to structure a bonus plan and equity compensation package in connection with your continued employment that would take effect following the FDA Clearance Date on terms that are acceptable to you, the Company and FWHC Holdings, LLC.

For avoidance of doubt, you and the Company hereby irrevocably acknowledge and agree that this reduction of your Base Salary shall not constitute Good Reason as defined in the Employment Agreement, notwithstanding anything to the contrary in the Employment Agreement. You further hereby unconditionally release, waive, forever discharge, and covenant not to sue the Company, FWHC Holdings, LLC and each of their parents, subsidiaries and affiliates, and each of their respective present and former directors, agents, attorneys, employees, partners, investors, shareholders, members, insurers, predecessors, successors, assigns, and representatives (collectively, the “Released Parties”), from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that you have ever had or now have from the beginning of time through the date of this Letter arising out of or relating to any prior deferrals, reductions or waivers you previously made with respect to your Base Salary or any other compensation to which you may have been entitled to in connection with your employment with the Company, including without limitation any claims relating to offers to issue you shares of capital stock (or any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive shares of capital stock) in the Company in connection with any such deferral, reduction or waiver.

The Employment Agreement shall be deemed to be modified and amended in accordance with the express provisions of this Letter and the respective rights, duties and obligations of the parties under the Employment Agreement shall continue to be determined, exercised and enforced under the terms thereof subject to this Letter. In the event of inconsistency between the express terms of this Letter and the terms of the Employment Agreement, the terms of this Letter shall govern. This Letter may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. The Released Parties shall be express third party beneficiaries of this Letter.

[Remainder of page left blank intentionally]

Please sign this Letter in the space indicated below to acknowledge your agreement to the foregoing.

Sincerely,

H-CYTE, INC.

By:
Name:	Michael Yurkowsky
Title:	Director

Acknowledged and agreed as of the date set forth above:

WILLIAM E. HORNE

Signature Page to Amendment Letter to Horne Employment Agreement